Exhibit no. 23

                                               Johnson, Holscher & Company, P.C.
                                                    Certified Public Accountants




Stockholders and Board of Directors
WaveRider Communications Inc.

Securities and Exchange Commission
Washington, D.C.



We have audited the consolidated balance sheet of WaveRider Communications Inc. as of December 31, 1997 and 1996, and the related consolidated statements of loss and deficit, stockholder's equity (deficit) and cash flows for the years ended December 31, 1997 and 1996 and the period from inception to December 31, 1997. These financial statements are included in the filing of the S-8 with the Securities and Exchange Commission. In this connection we hereby state:

We are independent public accountants with respect to the Company within the meaning of Rule 101 of the Rule of Conduct of the American Institute of Certified Public Accountants.

We consent to the inclusion of our report dated March 20, 1998, in the S-8 filing.





/s/ Johnson, Holscher & Company, P.C.
    -------------------------------------------------
    Johnson, Holscher & Company, P.C.



April 14, 1998





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                                                              Fax (303) 694-3172


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